                                Exhibit 99.1
NEWS RELEASE

WELBILT REPORTS 2021 FIRST QUARTER OPERATING RESULTS

New Port Richey, FL. - May 6, 2021 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2021 first quarter.

2021 First Quarter Highlights (1)
•Net sales were $316.8 million, a decrease of 3.7 percent from the prior year; Organic Net Sales (a non-GAAP measure) decreased 6.0 percent from the prior year
•Earnings from operations were $31.5 million compared to $0.6 million in the prior year; as a percentage of net sales, earnings from operations were 9.9 percent compared to 0.2 percent in the prior year
•Adjusted Operating EBITDA (a non-GAAP measure) was $49.8 million compared to $45.5 million in the prior year; Adjusted Operating EBITDA margin was 15.7 percent compared to 13.8 percent in the prior year
•Net earnings were $7.9 million compared to a net loss of $15.1 million in the prior year; Adjusted Net Earnings (a non-GAAP measure) were $11.9 million compared to Adjusted Net Earnings of $1.4 million in the prior year
•Diluted net earnings per share was $0.06 compared to diluted net loss per share of $0.11 in the prior year; Adjusted Diluted Net Earnings Per Share (a non-GAAP measure) was $0.08 compared to Adjusted Diluted Net Earnings Per Share of $0.01 in the prior year
•Net cash used in operating activities was $16.4 million, compared to net cash used in operating activities of $72.5 million in last year's first quarter; Free Cash Flow (a non-GAAP measure) was a use of $21.1 million compared to a use of $78.1 million in last year's first quarter

(1) Definitions and reconciliations of the non-GAAP measures used herein are included in the schedules accompanying this release.

Summarizing Welbilt's first quarter performance, Bill Johnson, Welbilt's President and CEO, stated, "First quarter Third-party Net Sales and Organic Net Sales grew in the Americas for the first time since the beginning of the COVID-19 pandemic, which drove a smaller-than-expected decrease in net sales this quarter compared to last year's first quarter. We are pleased that our Adjusted Operating EBITDA and Adjusted Operating EBITDA margin exceeded last year's levels despite the dilutive effect of the sales decline, and that our Free Cash Flow was a substantially smaller use of cash than either of the last two year's first quarters. Both of these are attributable to the improvements we have made to date as part of our Business Transformation Program ("Transformation Program") and through the cost containment actions we put in place last year that are continuing to benefit us. Industry conditions are gradually improving with the rollout of COVID-19 vaccines and the lifting of restrictions in some locations, although improvements are uneven globally. We are continuing to closely monitor the recovery and will adjust our costs and investments accordingly."

Net sales declined 3.7 percent in the first quarter compared to last year's first quarter. Excluding the impact from foreign currency translation, Organic Net Sales decreased 6.0 percent, which was primarily driven by decreased volumes reflecting lower general market demand and to a much lesser extent decreased KitchenCare® aftermarket sales, both of which were negatively impacted by the ongoing COVID-19 pandemic. This was partially offset by increased net pricing and increased volumes related to rollouts with large chain customers which exceeded the same period of the prior year as they move forward with the growth and expansion that was disrupted last year due to the pandemic.

The first quarter Adjusted Operating EBITDA margin of 15.7 percent was 190 basis points higher than last year's first quarter with positive net pricing, lower selling, general and administrative expenses (net of adjustments for the Transformation Program expenses and other adjustments to SG&A that are included in our Adjusted Operating EBITDA reconciliation ("Net SG&A")), lower materials and manufacturing costs partially offset by the dilutive effect of lower volume related to the impact from the COVID-19 pandemic. Net SG&A costs were lower primarily due to cost reduction initiatives including travel, marketing and other discretionary spending reductions.

We continued to make progress on the Transformation Program during the first quarter. Our planned procurement activities related to materials spend remains on-track as we continue to implement new agreements with both current and new suppliers. We also made progress on executing incremental cost savings opportunities through the implementation of Value Analysis Value Engineering ("VAVE") initiatives. We delivered productivity improvements in our manufacturing plants which provided additional savings in the quarter. We made progress on consolidating one of our two plants in Shreveport, Louisiana into the other existing facility and expect to have this process completed within the next few months. Finally, we initiated the consolidation of a manufacturing facility in the EMEA region and expect to complete this process by the end of 2021. We remain committed to completing the activities included within the scope of our Transformation Program by the end of 2021 as originally anticipated.

Liquidity and Debt
Net cash used in operating activities in the first quarter was $16.4 million compared to $72.5 million in last year's first quarter. Net cash used in investing activities in the first quarter was $4.7 million compared to $9.5 million of net cash used in investing activities in last year's first quarter, reflecting lower Transformation Program-related capital spending compared to the same period last year. Last year's first quarter also

Welbilt Reports 2021 First Quarter Operating Results
included $3.9 million of payments, net of interest received, made in connection with the maturity of a cross-currency swap. Free Cash Flow (a non-GAAP measure) was a $21.1 million use of cash in the quarter compared to a $78.1 million use of cash in last year's first quarter. The improvement in Free Cash Flow in the first quarter versus last year's first quarter reflects increased net earnings, less cash used due to changes in operating assets and liabilities, and lower capital spending. Capital spending was $4.7 million in the first quarter compared to $5.6 million in last year's first quarter.

During the quarter, total debt and finance leases (including the current portion) increased by $36.8 million. Our ending cash and cash equivalents was $140.3 million, an increase of $15.3 million in the quarter. Total global liquidity was $353.7 million as of March 31, 2021, which consisted of the $140.3 million of cash and cash equivalents and $213.4 million of availability on our Revolving Credit Facility. Total global liquidity decreased by $21.3 million in the quarter from $375.0 million as of December 31, 2020.

Restructuring and Other Expense
Total Restructuring and other expense were $0.2 million in the first quarter of 2021, compared to $3.7 million in last year's first quarter. During the first quarter of 2021, we initiated the consolidation of a manufacturing facility in the EMEA region. As a result of this facility consolidation, we expect to incur total costs of $0.9 million associated with severance and related costs and inventory write-downs. During the first quarter of 2021, we recognized total costs of $0.1 million, which are included in "Restructuring and other expense" related to this matter and expect to incur the remaining costs of $0.8 million during the remainder of 2021. We also recognized the final costs in connection with restructuring actions initiated during the fourth quarter of 2019 in the APAC region. These costs include $0.1 million of severance and related costs in the first quarter of 2021.

Additional Management Commentary
"We are extremely pleased with our first quarter results in light of the ongoing COVID-19 pandemic," said Bill Johnson, Welbilt’s President and CEO. "In the Americas, sales to strategic QSRs and fast casual operators increased over last year with improved demand for replacement equipment and stronger rollout activity by large chains across many of our brands. General market sales had their smallest decline since the pandemic began and KitchenCare aftermarket sales increased in the Americas. EMEA also saw year-over-year growth from strategic QSRs. Both general market and KitchenCare aftermarket sales remained down in the quarter due to the widespread COVID-19 restrictions in the region. APAC net sales decreased slightly in the first quarter primarily due to continued weakness in the general market and lower Fabristeel project sales. QSR and KitchenCare aftermarket sales were comparable to last year's first quarter. By country, sales increased in China and Australia again this quarter but remain weak in Southeast Asia. We believe overall demand, while still negatively impacted by the COVID-19 pandemic, will continue to gradually improve over the next several quarters as public health orders and other restrictions are lifted and the rollout of COVID-19 vaccines accelerates in more regions globally, giving both consumers and operators more confidence and driving a gradual recovery in commercial foodservice end markets."

"We continued to aggressively manage our discretionary costs which, combined with improving absorption of fixed costs due to higher net sales in the Americas and benefits from our Transformation Program, allowed us to deliver an Adjusted Operating EBITDA margin of 15.7 percent in the first quarter. With the tools we have developed as part of our Transformation Program, the productivity levels in our plants are improved compared to prior year levels. We did have a few plants that were closed temporarily in the quarter, first during the winter storms in February and then later in March due to the shortage of some materials following those storms. All of these plants were back open by early April. We are continuing to experience rising commodity prices, longer lead times and inflation from our parts suppliers, and continued logistics inefficiencies. We were able to offset the effect of these pressures in the first quarter with our Transformation Program procurement activities through negotiated price reductions with new and existing suppliers and by executing VAVE initiatives. In addition, we implemented our annual price increases during the quarter which will also help us offset the effect of these inflationary pressures as we move through the second quarter."

"We made progress on several strategic initiatives in the first quarter. We shipped more equipment with common controllers and worked to incorporate these controllers into additional brands. Our newest version of KitchenConnect®, our open cloud solution for the foodservice industry that improves efficiency, reduces costs and enhances food quality, continues to see rapid growth in the number of connected devices and multiple chains have expressed an interest in adopting KitchenConnect into their operations. We have several new product launches across multiple product lines that will be discussed at today's virtual trade show that include the new Merco® Order Pickup Solutions, powered by Apex, which are automated contactless pickup lockers that are expected to be available over the next couple of months. We are also featuring AeroTherm™ portable air purifiers, powered by Trotec, and Nuovair roll-in blast chillers, both of which we announced earlier this week. All three of these are examples of new products that provide enhanced sanitation solutions for our customers," concluded Johnson.

Conference Call and Webcast
Welbilt will host a conference call to discuss its 2021 first quarter earnings on Thursday, May 6, 2021 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Thursday, May 6, 2021 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln®, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by three service brands: KitchenCare®, our

Welbilt Reports 2021 First Quarter Operating Results
aftermarket parts and service brand, FitKitchen®, our fully-integrated kitchen systems brand, and KitchenConnect®, our cloud-based digital platform brand. Headquartered in the Tampa Bay region of Florida and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,500 employees and generated sales of $1.2 billion in 2020. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding the potential future impacts from the COVID-19 pandemic on our business, results of operations, financial condition and cash flows (including demand, sales, operating expenses, Adjusted Operating EBITDA, net income (loss), operating cash flows, intangible assets, staffing levels, supply chain, government assistance and compliance with financial covenants); our ability to meet working capital needs and cash requirements over the next 12 months; our ability to realize savings from reductions in force and other cost saving measures; compliance with the financial covenants under our credit facility; our ability to obtain financial and tax benefits from the CARES Act; our ability to consummate the recently announced transaction with The Middleby Corporation and realize the anticipated benefits thereof, our expectations regarding future results; descriptions of the Transformation Program, including related costs, completion dates and targeted annualized savings; expected impact of restructuring and other plans and objectives for future operations; assumptions on which all such projects, plans or objectives are based; and discussions of conditions and demand in the global foodservice market and foodservice equipment industry. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "future," "likely," "on track to deliver," "gaining momentum," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks related to the Company's proposed merger with The Middleby Corporation ("Middleby"), including the risk that the conditions to closing of the transaction are not satisfied, including the risk that required approvals of the transaction from the stockholders of Middleby or the Company or from regulators are not obtained, the risk of litigation relating to the transaction, uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction, risks that the proposed transaction disrupts the current plans or operations of Middleby or the Company, the ability of Middleby and the Company to retain and hire key personnel, competitive responses to the proposed transaction unexpected costs, charges or expenses resulting from the transaction, potential adverse reactions or changes to relationships with customers, suppliers, distributors and other business partners resulting from the announcement or completion of the transaction, the combined company's ability to achieve the synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined company's existing businesses; risks from global pandemics including COVID-19, including the emergence of new strains of the virus, measures taken by governmental authorities and third parties in response to pandemics and the efficacy and availability of vaccines; risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies (through the Transformation Program or otherwise) and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems; risks and uncertainties relating to the material weakness in our internal control over financial reporting; our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and in our other filings with the Securities and Exchange Commission. The COVID-19 pandemic amplifies many of these risks, uncertainties and factors. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.

Welbilt Reports 2021 First Quarter Operating Results
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Welbilt Reports 2021 First Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Net sales	$316.8	$328.9
Cost of sales	199.0	214.1
Gross profit	117.8	114.8
Selling, general and administrative expenses	76.0	86.5
Amortization expense	10.1	9.7
Restructuring and other expense	0.2	6.8
Loss from impairment and disposal of assets — net	—	11.2
Earnings from operations	31.5	0.6
Interest expense	18.7	22.4
Other expense (income) — net	3.0	(6.5)
Earnings (loss) before income taxes	9.8	(15.3)
Income tax expense (benefit)	1.9	(0.2)
Net earnings (loss)	$7.9	$(15.1)
Per share data:
Earnings (loss) per share — Basic	$0.06	$(0.11)
Earnings (loss) per share — Diluted	$0.06	$(0.11)
Weighted average shares outstanding — Basic	141,622,281	141,430,614
Weighted average shares outstanding — Diluted	142,189,112	141,430,614

Welbilt Reports 2021 First Quarter Operating Results
WELBILT, INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$140.3	$125.0
Restricted cash	0.5	0.4
Accounts receivable, less allowance of $4.4 and $4.4, respectively	174.5	165.9
Inventories — net	203.2	180.6
Prepaids and other current assets	49.9	50.1
Total current assets	568.4	522.0
Property, plant and equipment — net	129.6	129.1
Operating lease right-of-use assets	45.7	47.5
Goodwill	938.5	942.9
Other intangible assets — net	453.3	469.6
Other non-current assets	30.0	30.5
Total assets	$2,165.5	$2,141.6
Liabilities and equity
Current liabilities:
Trade accounts payable	$102.2	$86.4
Accrued expenses and other liabilities	135.9	164.2
Current portion of long-term debt and finance leases	1.1	1.0
Product warranties	29.4	29.9
Total current liabilities	268.6	281.5
Long-term debt and finance leases	1,445.5	1,407.8
Deferred income taxes	74.9	76.5
Pension and postretirement health liabilities	25.3	27.8
Operating lease liabilities	36.5	37.7
Other long-term liabilities	37.1	37.3
Total non-current liabilities	1,619.3	1,587.1
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 141,680,636 shares and 141,557,236 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(21.7)	(25.6)
Retained earnings	324.6	316.7
Accumulated other comprehensive loss	(26.7)	(19.5)
Total equity	277.6	273.0
Total liabilities and equity	$2,165.5	$2,141.6

Welbilt Reports 2021 First Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net earnings (loss)	$7.9	$(15.1)
Adjustments to reconcile net earnings (loss) to cash used in operating activities:
Depreciation expense	5.4	5.2
Amortization of intangible assets	10.5	10.0
Amortization of debt issuance costs	1.3	1.1
Deferred income taxes	(0.2)	7.0
Stock-based compensation expense	3.2	1.0
Loss from impairment and disposal of assets — net	—	11.2
Changes in operating assets and liabilities:
Accounts receivable	(10.5)	(11.2)
Inventories	(23.7)	(19.1)
Other assets	2.2	(16.4)
Trade accounts payable	14.5	11.7
Other current and long-term liabilities	(27.0)	(57.9)
Net cash used in operating activities	(16.4)	(72.5)
Cash flows from investing activities
Capital expenditures	(4.7)	(5.6)
Other	—	(3.9)
Net cash used in investing activities	(4.7)	(9.5)
Cash flows from financing activities
Proceeds from long-term debt	58.0	128.0
Repayments on long-term debt and finance leases	(21.3)	(23.3)
Exercises of stock options	0.5	1.1
Payments on tax withholdings for equity awards	(0.1)	(0.7)
Net cash provided by financing activities	37.1	105.1
Effect of exchange rate changes on cash	(0.6)	(5.3)
Net increase in cash and cash equivalents and restricted cash	15.4	17.8
Balance at beginning of period	125.4	130.7
Balance at end of period	$140.8	$148.5

Welbilt Reports 2021 First Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In millions)

	Three Months Ended March 31,
	2021	2020
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$5.3	$11.6
Cash paid for interest, net of related hedge settlements	$27.6	$31.4

Supplemental disclosures of non-cash activities:
Non-cash financing activity: Lease liabilities and assets obtained through leasing arrangements and reassessments and modifications of right-of-use assets	$1.6	$5.5

Welbilt Reports 2021 First Quarter Operating Results
Business Segments

(in millions, except percentage data)	Three Months Ended March 31,
	2021	2020
Net sales:
Americas	$246.4	$250.5
EMEA	93.4	90.0
APAC	48.7	51.3
Elimination of intersegment sales	(71.7)	(62.9)
Total net sales	$316.8	$328.9

Segment Adjusted Operating EBITDA:
Americas	$50.3	$52.3
EMEA	14.6	13.6
APAC	6.8	8.2
Total Segment Adjusted Operating EBITDA	71.7	74.1
Corporate and unallocated expenses	(21.9)	(28.6)
Amortization expense	(10.5)	(10.0)
Depreciation expense	(5.4)	(5.2)
Transaction costs (1)	—	(0.1)
Other items (2)	—	(3.1)
Transformation Program expense (3)	(2.2)	(11.6)
Restructuring activities (4)	(0.2)	(3.7)
Loss from impairment and disposal of assets — net	—	(11.2)
Earnings from operations	31.5	0.6
Interest expense(5)	(18.7)	(22.4)
Other (expense) income — net (5)	(3.0)	6.5
Earnings (loss) before income taxes	$9.8	$(15.3)
(1) Transaction costs are associated with acquisition and integrated-related activities. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million for the three months ended March 31, 2020.

(2) Other items are costs which are not representative of our operational performance. For the three months ended March 31, 2020, other items represent the loss contingency estimate of amounts due for custom duties, fees and interest on previously imported products of $3.1 million, which are included in "Restructuring and other expenses."

(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three months ended March 31, 2021 and 2020, $0.5 million and $0.8 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2021 and 2020, $1.7 million and $10.8 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(4) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months ended March 31, 2020, these costs include accelerated depreciation of $0.1 million recorded in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2021 and 2020, these costs include severance and related costs of $0.2 million and $3.6 million, respectively. Severance and related costs are included in "Restructuring expense" in the Consolidated Statements of Operations.

(5) As disclosed in the Company's Annual Report on Form 10-K, amortization of debt issuance costs previously included as a component of "Other (income) expense — net" totaled $1.1 million for the three months ended March 31, 2020 and has been reclassified to include as a component of "Interest expense" in the Company's Consolidated Statements of Operations.

Welbilt Reports 2021 First Quarter Operating Results

(in millions, except percentage data)	Three Months Ended March 31,
	2021	2020
Adjusted Operating EBITDA % by segment (6):
Americas	20.4%	20.9%
EMEA	15.6%	15.1%
APAC	14.0%	16.0%
(6) Adjusted Operating EBITDA % is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Third-party net sales by geographic area (7):
United States	$206.4	$204.4
Other Americas	16.9	18.5
EMEA	58.9	69.2
APAC	34.6	36.8
Total net sales by geographic area	$316.8	$328.9
(7) Net sales in the section above are attributed to geographic regions based on location of customer.

Welbilt Reports 2021 First Quarter Operating Results
NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. The presentation of our non-GAAP financial measures may change from time to time, including as a result of changed business conditions, new accounting rules or otherwise. Further, our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, a non-GAAP measure, as our net cash provided by or used in operating activities less capital expenditures. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund our debt repayments, acquisitions, dividends and share repurchases, if any. Free Cash Flow reconciles to net cash used in operating activities presented in our Consolidated Statements of Cash Flows presented in accordance with U.S. GAAP as follows:

(in millions)	Three Months Ended March 31,
	2021	2020
Net cash used in operating activities	$(16.4)	$(72.5)
Capital expenditures	(4.7)	(5.6)
Free Cash Flow	$(21.1)	$(78.1)

Welbilt Reports 2021 First Quarter Operating Results
Adjusted Operating EBITDA

In addition to analyzing our operating results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest expense, income taxes, other income or expense, depreciation and amortization expense plus certain other items such as loss from impairment of assets, gain or loss from disposal of assets, restructuring activities, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs, Transformation Program expense and certain other items. Management uses Adjusted Operating EBITDA as the basis on which we evaluate our financial performance and make resource allocations and other operating decisions. Management considers it important that investors review the same operating information used by management.

The Company's Adjusted Operating EBITDA reconciles to net earnings as presented in the Consolidated Statements of Operations in accordance with U.S. GAAP as follows:

	Three Months Ended March 31,
	2021	2020
Net earnings (loss)	$7.9	$(15.1)
Income tax expense (benefit)	1.9	(0.2)
Other expense (income) — net (1)	3.0	(6.5)
Interest expense (1)	18.7	22.4
Earnings from operations	31.5	0.6
Loss from impairment and disposal of assets — net	—	11.2
Restructuring activities (2)	0.2	3.7
Amortization expense	10.5	10.0
Depreciation expense	5.4	5.2
Transformation Program expense (3)	2.2	11.6
Transaction costs (4)	—	0.1
Other items (5)	—	3.1
Total Adjusted Operating EBITDA	$49.8	$45.5

Adjusted Operating EBITDA margin (6)	15.7%	13.8%
(1) As disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, amortization of debt issuance costs previously included as a component of "Other expense (income) — net" totaled $1.1 million for the three months ended March 31, 2020 and has been reclassified to include as a component of "Interest expense" in the Company's Consolidated Statements of Operations.
(2) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months ended March 31, 2020, these costs include accelerated depreciation of $0.1 million recorded in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2021 and 2020, these costs include severance and related costs of $0.2 million and $3.6 million, respectively. Severance and related costs are included in "Restructuring expense" in the Consolidated Statements of Operations.
(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three months ended March 31, 2021 and 2020, $0.5 million and $0.8 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2021 and 2020, $1.7 million and $10.8 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(4) Transaction costs are associated with acquisition and integrated-related activities. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million for the three months ended March 31, 2020.
(5) Other items are costs which are not representative of our operational performance. For the three months ended March 31, 2020, other items represent the loss contingency estimate of amounts due for custom duties, fees and interest on previously imported products of $3.1 million, which are included in "Restructuring and other expenses."
(6) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

Welbilt Reports 2021 First Quarter Operating Results
Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We define Adjusted Net Earnings as net earnings before the impact of certain items, such as loss on modification or extinguishment of debt, gain or loss from impairment and disposal of assets, restructuring activities, separation expense, Transformation Program expense, acquisition-related transaction and integration costs, certain other items, expenses associated with pension settlements, foreign currency transaction gain or loss and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are useful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items.

The following tables present Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconciled to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP:

(in millions, except share data)	Three Months Ended March 31,
	2021	2020
Net earnings (loss)	$7.9	$(15.1)
Loss from impairment and disposal of assets — net	—	11.2
Restructuring activities (1)	0.2	3.7
Transformation Program expense (2)	2.2	11.6
Transaction costs (3)	—	0.1
Other items (4)	—	3.1
Foreign currency transaction loss (gain) (5)	2.8	(7.7)
Tax effect of adjustments (6)	(1.2)	(5.5)
Total Adjusted Net Earnings	$11.9	$1.4

Per share basis
Diluted net earnings (loss)	$0.06	$(0.11)
Loss from impairment and disposal of assets — net	—	0.08
Restructuring activities (1)	—	0.03
Transformation Program expense (2)	0.01	0.08
Other items (4)	—	0.02
Foreign currency transaction loss (gain) (5)	0.02	(0.05)
Tax effect of adjustments (6)	(0.01)	(0.04)
Total Adjusted Diluted Net Earnings	$0.08	$0.01
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months ended March 31, 2020, these costs include accelerated depreciation of $0.1 million recorded in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2021 and 2020, these costs include severance and related costs of $0.2 million and $3.6 million, respectively. Severance and related costs are included in "Restructuring expense" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three months ended March 31, 2021 and 2020, $0.5 million and $0.8 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2021 and 2020, $1.7 million and $10.8 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition and integrated-related activities. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million for the three months ended March 31, 2020.
(4) Other items are costs which are not representative of our operational performance. For the three months ended March 31, 2020, other items represent the loss contingency estimate of amounts due for custom duties, fees and interest on previously imported products of $3.1 million, which are included in "Restructuring and other expenses."
(5) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(6) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

Welbilt Reports 2021 First Quarter Operating Results
Third-party Net Sales and Organic Net Sales

In this release, we define Third-party Net Sales as net sales for the segment excluding intersegment sales and Organic Net Sales as net sales before the impacts of acquisitions and foreign currency translations during the period. We believe the Third-party Net Sales and Organic Net Sales measures are useful to investors in assessing the ongoing performance of our underlying businesses. The change in third-party Net Sales and Organic Net Sales reconcile to the change in net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended March 31, 2021 vs. 2020
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	0.7%	(22.1)%	(14.0)%	(6.0)%
Impact of foreign currency translation(1)	0.6%	7.3%	2.8%	2.3%
Third-party Net Sales	1.3%	(14.8)%	(11.2)%	(3.7)%
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.

	Three Months Ended March 31,
(in millions)	2021	2020
Consolidated:
Net sales	$388.5	$391.8
Less: Intersegment sales	(71.7)	(62.9)
Net sales (as reported)	316.8	328.9
Impact of foreign currency translation(1)	(7.7)	—
Organic net sales	$309.1	$328.9

Americas:
Net sales	$246.4	$250.5
Less: Intersegment sales	(25.4)	(32.4)
Third-party net sales	221.0	218.1
Impact of foreign currency translation(1)	(1.4)	—
Total Americas organic net sales	$219.6	$218.1

EMEA:
Net sales	$93.4	$90.0
Less: Intersegment sales	(32.4)	(18.4)
Third-party net sales	61.0	71.6
Impact of foreign currency translation(1)	(5.2)	—
Total EMEA organic net sales	$55.8	$71.6

APAC:
Net sales	$48.7	$51.3
Less: Intersegment sales	(13.9)	(12.1)
Third-party net sales	34.8	39.2
Impact of foreign currency translation(1)	(1.1)	—
Total APAC organic net sales	$33.7	$39.2
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.